EXHIBIT 21

Subsidiaries

First Tier Subsidiaries

Apple iSports Tek., a Wyoming corporation

Apple iSports, Inc., a Delaware corporation

Second Tier Subsidiary

Apple iSports Pty Ltd, an Australian corporation